Exhibit 21

SUBSIDIARIES OF JMP GROUP INC.

Name	Jurisdiction of Incorporation or Organization

JMP Group LLC	Delaware

JMP Securities LLC	Delaware

Harvest Capital Strategies LLC	Delaware

JMP Capital LLC	Delaware

JMP Credit Corporation	Delaware

JMP Credit Advisors LLC	Delaware

Harvest Capital Credit LLC	Delaware